ISCO International Updates Second Quarter Activity

ELK GROVE VILLAGE, IL -- 05/18/2005 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of RF management and interference-control solutions for the wireless telecommunications industry, provided a mid-quarter update on second quarter business activity.

"We continue to build on our first quarter momentum," said Mr. John Thode, President and CEO of ISCO. "Orders in hand that have been delivered or are expected to be delivered during the quarter are now well in excess of $2 million, the type of number the Company hadn't seen prior to 2005. We expect this number to continue to grow as we move through the quarter."

"New product development continues to progress as well. We look to add products to our ANF™ and RF2™ product families during each quarter of 2005, as we focus on growing our addressable market. For example, we now offer a suite of solutions for the increasingly active PCS spectrum (1900 MHz), designed based upon customer requirements for a highly integrated, high performance system solution."

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company's ability to protect its intellectual property; market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the risk of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

Contact:
Mr. Frank Cesario
Phone: 847-391-9492
iscoir@iscointl.com